CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 16, 2006, relating to the financial statements and financial highlights, which appears in the June 30, 2006 Annual Report to Shareholders of Franklin Capital Growth Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.



/s/ PricewaterhouseCooopers LLP
PricewaterhouseCoopers LLP
San Francisco, California
October 26, 2006